HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                    Three months ended       Nine Months Ended
                                                       September 30,           September 30,
                                                   --------------------    ---------------------
                                                     1999        1998        1999        1998
                                                   --------------------    ---------------------

Weighted average number of shares outstanding
  (basic) .......................................  1,493,867   1,467,754   1,492,905   1,467,754

Weighted average of potential dilutive shares
  attributable to stock options granted
  computed under the treasury stock method ......     12,011      23,270      12,154      22,854
                                                   ---------------------   ---------------------

Weighted average number of shares (diluted) .....  1,505,878   1,490,984   1,505,059   1,490,608
                                                   =====================   =====================

Earnings Per Share:
   Net income (in thousands) ....................  $   2,118   $   1,819   $   6,278   $   5,396
                                                   =====================   =====================

   Earnings per common share:
     Basic ......................................  $    1.41   $    1.24   $    4.20   $    3.68
                                                   =============================================

     Diluted ....................................       1.40        1.22        4.17        3.62
                                                   =============================================
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